Exhibit 3.5
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DIRECT DIGITAL HOLDINGS, Inc.

Direct Digital Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the name of the Corporation is Direct Digital Holdings, Inc.

SECOND: The Corporation was organized and is existing under and by virtue of the DGCL by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware. on August 23, 2021, under its current name, as amended and restated by that certain Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on February 11, 2022, as amended by that certain Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 10, 2025, as further amended by that certain Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 8, 2025 and that certain Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on October 15, 2025 (the “Current Charter”).

THIRD:  The Current Charter is hereby amended by changing ARTICLE IV, so that, as amended, Section 1 shall be amended and restated as follows:

“1. Number of Shares. The total number of shares of all classes of stock that the Company shall have authority to issue is 790,000,000 shares, consisting of three classes as follows: (a) 760,000,000 shares of Class A Common Stock, with the par value of $0.001 per share (the “Class A Common Stock”); (b) 20,000,000 shares of Class B Common Stock, with the par value of $0.001 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (c) 10,000,000 shares of preferred stock, with the par value of $0.001 per share (the “Preferred Stock”).”

FOURTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

FIFTH: This Certificate of Amendment shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has caused this Certificate of Amendment to be executed on this 5th day of November, 2025.

Direct Digital Holdings, Inc.

By: /s/ MARK WALKER
Name: Mark Walker
Title: Chief Executive Officer